Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporated by reference in this Registration Statement on Form S-8 of our reports dated March 27, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of EMX Royalty Corporation (the “Company”) for the fiscal year ended December 31, 2022, which appear in Exhibit 99.3 of Company’s Annual Report on Form 40-F filed with the Securities and Exchange Commission.

We also consent to the references to our name under the heading “Interests of Experts” in the Annual Information Form forming a part of the Annual Report on Form 40-F, which is incorporated by reference in such Form S-8.

Vancouver, Canada	Chartered Professional Accountants

/s/ DAVIDSON & COMPANY LLP
November 14, 2023